Exhibit 99.1

Covetrus Announces Financial Results for Third Quarter of 2021

•Third quarter GAAP net sales of $1.16 billion, an increase of 3% year-over-year; non-GAAP organic net sales increased 3% year-over-year

•Third quarter GAAP net loss attributable to Covetrus of $(4) million versus GAAP net loss attributable to Covetrus of $(35) million in the prior year period; third quarter non-GAAP adjusted net income of $31 million, an increase of 3% year-over-year

•Third quarter non-GAAP adjusted EBITDA of $58 million, a decline of 2% year-over-year; non-GAAP adjusted EBITDA margin decreased 20 bp year-over-year to 5.0%

•Full-year 2021 non-GAAP organic net sales growth guidance of 5% to 6% and non-GAAP adjusted EBITDA guidance range of $245 million to $255 million remains unchanged

PORTLAND, Maine -- November 4, 2021 — Covetrus® (Nasdaq: CVET), a global leader in animal-health technology and services, today announced financial results for the third quarter of 2021, which ended September 30, 2021.

“Covetrus delivered healthy underlying results during the third quarter, supported by the team’s execution and accelerated growth in our technology platform,” said Ben Wolin, Covetrus president and CEO. “We will continue aggressively investing to enhance our solutions, effectively connecting veterinary practices with their clients, and helping veterinarians succeed. I am confident in our strategy and with the continued momentum I see in our business’ core drivers and with strong end-market growth and the industry’s leading technology platform, it is clear our future is bright.”

Summary Operating Results (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2021	2020	2021	2020
Net sales	$1,162	$1,126	$3,453	$3,217
Income (loss) before taxes	$(14)	$(32)	$(44)	$(8)
Net income (loss) attributable to Covetrus	$(4)	$(35)	$(51)	$(15)
Diluted earnings (loss) per share (EPS)	$(0.03)	$(0.33)	$(0.37)	$(0.18)

Non-GAAP Measures: (a)
Organic net sales growth	3%		6%
Non-GAAP Adjusted EBITDA	$58	$59	$181	$170
Non-GAAP Adjusted net income attributable to Covetrus	$31	$30	$96	$80
(a) Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Reconciliations for non-GAAP financial items to the most directly comparable GAAP financial items are provided under Reconciliation of Non-GAAP Financial Measures at the end of this release.

Exhibit 99.1

Third Quarter 2021 Results

Net sales for the third quarter of 2021 were $1.16 billion, an increase of 3% compared to the third quarter of 2020. Non-GAAP organic net sales, which adjusts for changes in foreign exchange and the impact of mergers, acquisitions and divestiture activity, increased 3% year-over-year, reflecting healthy companion animal end-market demand across many of the Company's markets and continued strong growth in prescription management in North America. These positive trends were partially offset by the previously disclosed challenges in the Company's U.K. and German businesses in Europe, which negatively impacted non-GAAP organic net sales growth by approximately 700 basis points year-over-year.
Net loss attributable to Covetrus in the third quarter of 2021 was $(4) million, or a loss of $(0.03) per diluted share, which compared to net loss attributable to Covetrus in the third quarter of 2020 of $(35) million, or $(0.33) per diluted share. The primary drivers of the year-over-year improvement were a $19 million increase in gross profit, a modest decrease in selling, general and administrative expense and an income tax benefit reported during the third quarter of 2021 versus an expense in the prior year period.

Non-GAAP adjusted EBITDA was $58 million for the third quarter of 2021 versus $59 million in the prior year period. The 2% year-over-year decrease reflects a decline in profitability in Europe as a result of the previously disclosed challenges in the Company's U.K. and German businesses as well as unanticipated foreign exchange and legal-related costs in Corporate, which offset strong performance in North America and APAC & Emerging Markets. Non-GAAP adjusted EBITDA margin was 5.0% for the third quarter of 2021, a decrease of 20 basis points year-over-year.

Non-GAAP adjusted net income attributable to Covetrus was $31 million for the third quarter of 2021, which compared to $30 million in the prior year period, with a $2 million year-over-year decrease in interest expense offsetting the $1 million decline in non-GAAP adjusted EBITDA discussed above.

Nine Month 2021 Results

Net sales for the first nine months of 2021 were $3.45 billion, an increase of 7% compared to the first nine months of 2020. Non-GAAP organic net sales increased 6% year-over-year, reflecting healthy companion animal end-market demand across many of the Company's markets compared to the COVID-19 disruption experienced in the prior year period and continued growth in prescription management in North America. These positive trends were partially offset by a decline in sales in Europe, driven by the previously disclosed challenges in the Company's U.K. and German businesses.

Net loss attributable to Covetrus for the first nine months of 2021 was $(51) million, or a loss of $(0.37) per diluted share, which compared to net loss attributable to Covetrus for the first nine months of 2020 of $(15) million, or $(0.18) per diluted share. The primary drivers of the year-over-year decrease were the gain on the sale of the scil animal care business in the prior year period and higher selling, general and administrative expenses, which offset an increase in gross profit versus the prior year period.

Non-GAAP adjusted EBITDA was $181 million for the first nine months of 2021 versus $170 million in the prior year period. The 6% year-over-year increase reflected growth in all of the Company's segments which more than offset the impact from increased costs in various corporate functions and the reversal of the temporary cost reduction actions in the prior year period tied to COVID-19. Non-GAAP adjusted EBITDA margin was 5.2% for the first nine months of 2021, a decrease of 10 basis points year-over-year.

Exhibit 99.1

Non-GAAP adjusted net income was $96 million for the first nine months of 2021, which compared to $80 million in the prior year period, driven by the same factors impacting non-GAAP adjusted EBITDA as well as a decrease in interest expense versus the prior year period.

Third Quarter 2021 Segment Financial Highlights

The Company’s operations are organized and reported by geography -- North America, Europe, and APAC & Emerging Markets.

North America

North America segment net sales for the third quarter ended September 30, 2021 of $697 million increased 13% compared to the same period of the prior year. Non-GAAP organic net sales increased 12% year-over-year. During the third quarter of 2021, supply chain non-GAAP organic net sales increased 11% year-over-year, driven by healthy companion animal end-market demand, market share improvement and strong performance at SmartPak. Prescription management net sales increased 24% year-over-year, an acceleration versus the 19% year-over-year growth reported in the second quarter.

North America segment adjusted EBITDA for the third quarter ended September 30, 2021 of $55 million increased 22% compared to the same period of the prior year, reflecting strong growth in prescription management profitability, increased penetration of the Company's proprietary products, and expense leverage on strong sales growth. North America segment adjusted EBITDA margin was 7.9% for the third quarter of 2021, an increase of 60 basis points year-over-year, driven by a positive mix shift towards the Company's higher margin businesses, including prescription management.

Europe

Europe segment net sales for the third quarter ended September 30, 2021 of $353 million decreased 12% compared to the same period of the prior year. Non-GAAP organic net sales decreased 11% compared to the same period of the prior year, reflecting the impact from the previously disclosed year-over-year challenges in the Company's U.K. and German businesses. Growth in the Company's proprietary brands and in the businesses in Ireland, the Netherlands, and Czech Republic offset some of these issues.

Europe segment adjusted EBITDA for the third quarter ended September 30, 2021 of $16 million decreased 16% compared to the same period of the prior year, reflecting a combined $6 million decline in profitability in the Company's U.K. and German businesses. This more than offset the positive impact from increased profitability in most of the Company's other European markets. Europe segment adjusted EBITDA margin was 4.5% for the third quarter of 2021, a decrease of 20 basis points year-over-year.

APAC & Emerging Markets

APAC & Emerging Markets segment net sales for the third quarter ended September 30, 2021 of $116 million increased 7% compared to the same period of the prior year. Non-GAAP organic net sales increased 4% compared to the same period of the prior year, reflecting strong sales execution alongside healthy underlying companion animal end-market demand. Brazil and Australia were notable contributors to year-over-year APAC & Emerging Markets growth during the third quarter.

APAC & Emerging Markets segment adjusted EBITDA for the third quarter ended September 30, 2021 of $10 million increased 25% compared to the same period of the prior year, driven by gross margin improvement and the operating leverage from healthy net sales growth. APAC & Emerging Markets

Exhibit 99.1

segment adjusted EBITDA margin was 8.6% for the third quarter of 2021, an increase of 120 basis points year-over-year, impacted by the same items above.

Financial Position and Liquidity

Covetrus generated $58 million of net cash from operating activities during the nine months ended September 30, 2021 as compared to $11 million generated during the prior year period. Free cash flow, a non-GAAP financial measure that is defined as cash flow from operating activities less purchases of property and equipment, was $20 million during the nine months ended September 30, 2021 as compared to $(29) million in the prior year period. The $49 million year-over-year increase in non-GAAP free cash flow reflects improvements in operating earnings and positive changes in working capital.

As of September 30, 2021, the Company had $187 million in cash and cash equivalents, $1.08 billion in term loan debt, and no borrowings outstanding on its $300 million revolving credit facility. The Company spent $81 million in cash during the quarter on acquisitions and ended September with $485 million in liquidity and was in compliance with the covenants in its credit agreement as of September 30, 2021.

2021 Financial Guidance

Covetrus’ full-year year 2021 financial guidance range remains unchanged and is as follows:

•Organic net sales growth, a non-GAAP financial metric, of 5% to 6%.
•Adjusted EBITDA, a non-GAAP financial metric, of $245 million to $255 million.

The Company has not reconciled its non-GAAP organic net sales growth guidance because the extent to which certain items would be expected to impact GAAP measures but would not impact non-GAAP measures cannot be predicted with a reasonable degree of certainty, including the effect of acquisitions, divestitures, and the foreign exchange fluctuations, and accordingly the reconciliation is not available without unreasonable efforts. The Company has also not reconciled its non-GAAP adjusted EBITDA guidance to GAAP net income because the reconciling items between such GAAP and non-GAAP financial measures, including share-based compensation expense, separation program costs, foreign exchange and other special items, cannot be reasonably predicted due to the uncertainty and inherent difficulty in predicting the occurrence, the financial impact, and the periods in which the non-GAAP adjustments may be recognized. Accordingly, such reconciliation is not available without unreasonable effort. For more information regarding the non-GAAP financial measures discussed in this release, please see the section titled Reconciliation of Non-GAAP Financial Measures for the reconciliations of GAAP financial measures to non-GAAP financial measures.

Conference Call

The Company will host a conference call to discuss these results and recent business trends at 4:30 p.m. ET on November 4, 2021. Participating in the conference call will be:

•Benjamin Wolin, president and chief executive officer
•Matthew Foulston, executive vice president and chief financial officer

To access the live webcast and the accompanying slide presentation, individuals can visit the Investor Relations page of the Covetrus website: https://ir.covetrus.com/investors/events-and-presentations. An archived edition of the earnings conference call will also be posted on the Covetrus website later that day and will remain available to interested parties via the same link for one year.

Exhibit 99.1

The conference call can also be accessed by dialing 866-789-2492 for U.S./Canada participants, or 409-937-8901 for international participants, and referencing confirmation code 4123407. A replay of the conference call will be available for two weeks through November 18, 2021 by dialing 855-859-2056 or 404-537-3406. The replay confirmation code is 4123407.

Covetrus Unifies Global Commercial and Operations Teams

The Company also announced the continued synchronization of its global commercial and operations teams as further advancement of its three-year strategy and collaboration around the globe. This structure brings together the North America and International commercial teams, as well as the proprietary brands and strategic partnerships teams, under Matt Malenfant, who was elevated from president, North America to chief commercial officer. Animal-health veteran, Tom Forte, has been promoted to president, North America, and is now responsible for leadership of all commercial teams in the North America region. In parallel to Forte, András Bolcskei, continues to lead the Company’s International commercial teams as president of that business unit.

Leadership for Covetrus’ global operations, pharmacies, facilities and real estate has been consolidated under the single leadership of Bekki Kidd, who’s appointment to lead the Company’s Operations in North America and Global Operational Excellence was announced earlier this year. Kidd, the newly appointed head of global operations, now reports directly to CEO, Ben Wolin.

“These foundational moves have been implemented throughout the company to continue to enhance our synchronization and align our capabilities and teams, as we continue to position Covetrus for success on behalf of our customers, consumers and partners,” said Ben Wolin, president and CEO of Covetrus. “We are making good progress against our strategic plan, and our strong performance over the last two years is one of many indicators that we are on the right track. I am excited by the leadership team we have in place and the work that lies ahead in our evolving business and industry.”

Upcoming Investor Events

Covetrus management will be attending the following investor conference during November:

•Credit Suisse 30th Annual Healthcare Conference on Monday, November 8, 2021

Audio webcasts will be available live and archived on the Company’s Investor Relations website at https://ir.covetrus.com/investors/events-and-presentations. A complete listing of upcoming events for the investment community is available on the Company’s Investor Relations website.

About Covetrus
Covetrus is a global animal-health technology and services company dedicated to empowering veterinary practice partners to drive improved health and financial outcomes. We are bringing together products, services, and technology into a single platform that connects our customers to the solutions and insights they need to work best. Our passion for the well-being of animals and those who care for them drives us to advance the world of veterinary medicine. Covetrus is headquartered in Portland, Maine with more than 5,500 employees serving over 100,000 customers around the globe. For more information about Covetrus visit https://covetrus.com/.

Exhibit 99.1

Forward-Looking Statements
This press release contains certain statements that are forward-looking within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We may, in some cases use terms such as "predicts," "believes," "potential," "continue,"
"anticipates," "estimates," "expects," "plans," "intends," "may," "could," "might," "likely," "will,"
"should," or other words that convey uncertainty of the future events or outcomes to identify these forward-looking statements. Such statements are subject to numerous risks and uncertainties, and actual results could differ materially from those anticipated due to a number of factors including, but not limited to, the effect of health epidemics, including the COVID-19 pandemic, on our business and the success of any measures we have taken or may take in the future in response thereto, including vaccine mandates which may be required in certain jurisdictions where we operate and increased turnover rates and absenteeism of our labor force resulting from those mandates which may impact our ability to continue operations at our distribution centers and pharmacies; the ability to successfully integrate acquisitions, operations and employees; the ability to continue to execute on our strategic plan; the ability to attract and retain key personnel; the ability to achieve performance targets, including managing our growth effectively; the ability to manage relationships with our supplier and distributor network, including negotiating acceptable pricing and other terms with these partners; the ability to attract and retain customers in a price sensitive environment; the ability to maintain quality standards in our technology product offerings as well as associated customer service interactions to minimize loss of existing Customers and attract new Customers; access to financial markets along with changes in interest rates and foreign currency exchange rates; changes in the legislative landscape in which we operate, including potential corporate tax reform, and our ability to adapt to those changes as well as adaptation by the third-parties we are dependent upon for supply and distribution; the impact of litigation; the impact of accounting pronouncements, seasonality of our business, leases, expenses, interest expense, and debt; sufficiency of cash and access to liquidity; cybersecurity risks, including risk associated with our dependence on third party service providers as a large portion of our workforce is working from home; and those additional risks discussed under the heading "Risk Factors" in our Annual Report on Form 10-K filed on March 1, 2021, our Quarterly Report on Form 10-Q filed on November 4, 2021, and in our other SEC filings. Our forward-looking statements are based on current beliefs and expectations of our management team and, except as required by law, we undertake no obligations to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release, whether as a result of new information, future developments or otherwise. Investors are cautioned not to place undue reliance on these forward-looking statements.

Exhibit 99.1

COVETRUS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share amounts)

	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$187	$290
Accounts receivable, net of allowance of $4 and $5	491	507
Inventories, net	552	530
Other receivables	77	67
Prepaid expenses and other	44	26
Total current assets	1,351	1,420
Non-current assets:
Property and equipment, net of accumulated depreciation of $125 and $106	127	116
Operating lease right-of-use assets, net	120	117
Goodwill	1,247	1,187
Other intangibles, net of accumulated amortization of $562 and $470	479	555
Investments and other	96	101
Total assets	$3,420	$3,496
LIABILITIES, MEZZANINE EQUITY, AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$428	$411
Current maturities of long-term debt and other borrowings	46	1
Accrued payroll and related liabilities	62	67
Accrued taxes	37	37
Other current liabilities	141	175
Total current liabilities	714	691
Non-current liabilities:
Long-term debt and other borrowings, net	1,027	1,068
Deferred income taxes	18	28
Other liabilities	136	136
Total liabilities	1,895	1,923
Commitments and contingencies
Mezzanine equity:
Redeemable non-controlling interests	23	36
Shareholders' equity:
Common stock, $0.01 par value per share, 675,000,000 shares authorized; 137,731,865 shares issued and outstanding as of September 30, 2021;136,017,964 shares issued and outstanding as of December 31, 2020	1	1
Accumulated other comprehensive loss	(80)	(66)
Additional paid-in capital	2,659	2,629
Accumulated deficit	(1,078)	(1,027)
Total shareholders’ equity	1,502	1,537
Total liabilities, mezzanine equity, and shareholders’ equity	$3,420	$3,496

Exhibit 99.1

COVETRUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data) (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Net sales	$1,162	$1,126	$3,453	$3,217
Cost of sales	946	929	2,807	2,625
Gross profit	216	197	646	592
Operating expenses:
Selling, general and administrative	220	224	662	642
Operating income (loss)	(4)	(27)	(16)	(50)
Other income (expense):
Interest expense, net	(8)	(10)	(26)	(37)
Other, net	(2)	5	(2)	79
Income (loss) before taxes	(14)	(32)	(44)	(8)
Income tax benefit (expense)	10	(3)	(7)	(6)
Net income (loss)	$(4)	$(35)	$(51)	$(14)
Net (income) loss attributable to redeemable non-controlling interests	—	—	—	(1)
Net income (loss) attributable to Covetrus	$(4)	$(35)	$(51)	$(15)

Earnings (loss) per share attributable to Covetrus:
Basic	$(0.03)	$(0.33)	$(0.37)	$(0.18)
Diluted	$(0.03)	$(0.33)	$(0.37)	$(0.18)
Weighted-average common shares outstanding:
Basic	137	116	138	113
Diluted	137	116	138	113

Exhibit 99.1

COVETRUS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions) (Unaudited)

	Nine Months Ended September 30,
	2021	2020
Cash flows from operating activities:
Net income (loss)	$(51)	$(14)
Adjustments to reconcile net income (loss) to net cash provided by (used for) operating activities:
Depreciation and amortization	128	124
Amortization of right-of-use assets	21	18
Operating lease right-of-use asset impairment	—	8
Gain on divestiture of a business	—	(72)
Share-based compensation expense	39	30
Benefit for deferred income taxes	(16)	(7)
Amortization of debt issuance costs	4	4
Loss on managed exit of a business	—	8
Other	4	1
Changes in operating assets and liabilities, net of acquisitions:
Accounts receivable, net	6	(77)
Inventories, net	(33)	99
Other assets and liabilities	(58)	(48)
Accounts payable and accrued expenses	14	(63)
Net cash provided by (used for) operating activities	58	11
Cash flows from investing activities:
Purchases of property and equipment	(38)	(40)
Payments related to equity investments and business acquisitions, net of cash acquired	(81)	(13)
Proceeds from divestiture of a business, net	—	104
Proceeds from sale of property and equipment	—	4
Net cash provided by (used for) investing activities	(119)	55
Cash flows from financing activities:
Proceeds from revolving credit facility	—	190
Repayment of revolving credit facility	—	(190)
Principal payments of debt	—	(62)
Debt issuance and amendment costs	—	(5)
Proceeds from share-based awards	4	7
Tax payments related to share-based awards	(15)	(1)
Proceeds from issuance of Series A preferred stock	—	250
Series A preferred stock issuance costs	—	(6)
Series A preferred stock dividend	—	(6)
Distributions to non-controlling shareholders	(2)	—
Deferred payments related to equity investments and business acquisitions	(13)	(17)
Payments related to the buy-out of non-controlling interests in subsidiaries of Covetrus	(11)	—
Net cash provided by (used for) financing activities	(37)	160
Effect of exchange rate changes on cash and cash equivalents	(5)	(1)
Net change in cash and cash equivalents	(103)	225
Cash and cash equivalents, beginning of period	290	130
Cash and cash equivalents, end of period	$187	$355

Supplemental disclosures of non-cash investing and financing activities:
Conversion of Series A preferred stock	$—	$156
Right-of-use assets obtained in exchange for new operating lease liabilities	$26	$60
Deconsolidation of a subsidiary	$—	$15
Common stock issued in business acquisition	$4	$—

Exhibit 99.1

Segment Adjusted EBITDA

The Company provides adjusted EBITDA by segment as a supplemental measure to GAAP. Adjusted EBITDA by segment is among the primary metrics by which management evaluates the performance of the business. Adjusted EBITDA by segment has certain limitations in that it does not take into account the impact of certain expenses to our consolidated statements of operations, including the impact of share-based compensation, strategic consulting, transaction costs, formation of Covetrus expenses, separation programs and executive severance, carve-out operating expenses, certain IT infrastructure expenses necessary to establish ourselves as a newly public company, goodwill impairment charges, capital structure-related fees, equity method investment and non-consolidated affiliates, operating lease right-of-use asset impairments, the proportionate share of the adjustments to EBITDA of consolidated and non-consolidated affiliates where Covetrus ownership is less than 100%, managed exits from businesses we are exiting or closing, and other items, net. The Company does not allocate to its segments expenses managed at the corporate level, such as corporate wages and related benefits, corporate occupancy costs, professional services utilized at the corporate level, and non-recurring expenses. Other companies may not define or calculate adjusted EBITDA by segment in the same way; as a result, adjusted EBITDA by segment may not be comparable to similarly titled measures reported by other companies.

The following tables summarize adjusted EBITDA by segment:

	Three Months Ended
(In millions)	September 30, 2021	% of Respective Net Sales	September 30, 2020	% of Respective Net Sales	$ Change	% Change
North America	$55	7.9%	$45	7.3%	$10	22%
Europe	16	4.5	19	4.7	(3)	(16)
APAC & Emerging Markets	10	8.6	8	7.4	2	25
Corporate	(23)	NM	(13)	NM	(10)	NM
Total Non-GAAP Adjusted EBITDA	$58	5.0%	$59	5.2%	$(1)	(2)%

	Nine Months Ended
(In millions)	September 30, 2021	% of Respective Net Sales	September 30, 2020	% of Respective Net Sales	$ Change	% Change
North America	$166	8.1%	$141	8.0%	$25	18%
Europe	57	5.3	53	4.5	4	8
APAC & Emerging Markets	29	8.5	20	6.9	9	45
Corporate	(71)	NM	(44)	NM	(27)	NM
Total Non-GAAP Adjusted EBITDA	$181	5.2%	$170	5.3%	$11	6%
Numbers in table may not foot or cross-foot due to rounding.

Reconciliation of Non-GAAP Financial Measures

In addition to the financial information presented in accordance with U.S. generally accepted accounting principles, or GAAP, the Company is providing certain non-GAAP financial measures (discussed below). Management uses these measures in the management of our business and believes that they are useful to investors in evaluating our ongoing operating results and trends.

The following tables reconcile non-GAAP financial measures to the most directly comparable financial measures calculated and presented in accordance with GAAP. Covetrus management believes that these non-GAAP financial measures provide useful additional information to investors and management

Exhibit 99.1

regarding Covetrus’ results of operations as they provide another measure of Covetrus’ profitability and ability to service its debt, and are considered important to financial analysts covering Covetrus’ industry.

These non-GAAP financial measures have limitations as an analytic tool and should not be considered in isolation or as a substitute for net income or any other measure of financial performance reported in accordance with GAAP. Covetrus’ non-GAAP measures may be calculated differently than similarly named measures reported by other companies. In addition, using non-GAAP measures may have limited value as they exclude certain items that may have a material impact on reported financial results and cash flows. When analyzing Covetrus’ performance, it is important to evaluate each adjustment in the reconciliation tables and use adjusted measures in addition to, and not as an alternative to, GAAP measures.

Non-GAAP Organic Net Sales Growth and Segment Organic Net Sales (Unaudited)

Covetrus delivers products, software and technology-enabled services across the globe through three reportable segments: North America, Europe, and APAC & Emerging Markets.

Organic net sales growth is a non-GAAP measure that Covetrus uses to evaluate period-over-period financial performance. The Company believes this non-GAAP financial metric provides useful information to investors and management about the Company's operating results, enhances the overall understanding of past financial performance and future prospects and is a useful measure for period-to-period comparisons. Organic net sales growth excludes the impact of foreign exchange fluctuations, M&A and divestitures, which can impact year-over-year comparisons.

Exhibit 99.1

The following tables summarize non-GAAP organic net sales growth for Covetrus and each reportable segment:

Non-GAAP Organic Net Sales (Unaudited)

	Three Months Ended September 30,
	2021	2020
(In millions)	Covetrus	Covetrus	% Y/Y Growth	% Change from FX	% Change from Mergers and Acquisitions	% Change from Divestitures	Non-GAAP Organic Net Sales Growth
Net sales:	$1,162	$1,126	3%	1%	—%	(1)%	3%
North America	697	618	13%	—%	—%	—%	12%
Europe	353	403	(12)%	2%	—%	(3)%	(11)%
APAC & Emerging Markets	116	108	7%	4%	—%	—%	4%
Eliminations	(4)	(3)	(33)%	—%	—%	—%	—%

	Nine Months Ended September 30,
	2021	2020
(In millions)	Covetrus	Covetrus	Y/Y Growth	% Change from FX	% Change from Mergers and Acquisitions	% Change from Divestitures	Non-GAAP Organic Net Sales Growth
Net sales:	$3,453	$3,217	7%	3%	—%	(2)%	6%
North America	2,045	1,771	15%	—%	—%	—%	15%
Europe	1,080	1,166	(7)%	6%	—%	(6)%	(7)%
APAC & Emerging Markets	342	288	19%	10%	—%	—%	9%
Eliminations	(14)	(8)	(75)%	—%	—%	—%	—%

Exhibit 99.1

Non-GAAP EBITDA, Adjusted EBITDA, and Adjusted Net Income (Loss)

EBITDA, adjusted EBITDA, and adjusted net income are non-GAAP financial measures used to: (i) aid management and investors with year-over-year comparability, (ii) determine management performance under the Company’s compensation plans, (iii) plan and forecast, (iv) communicate the Company’s financial performance to its board of directors, shareholders, and investment analysts, and (v) understand the Company’s operating performance without regard to items we do not consider a component of the Company’s core ongoing operating performance. Such measures should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Non-GAAP adjusted EBITDA adjustments include share-based compensation, strategic consulting, transaction costs, formation of Covetrus expenses, separation programs and executive severance, IT infrastructure, goodwill impairment charges, capital structure-related fees, operating lease right-of-use asset impairments, managed exits from businesses we are exiting or closing, and other items, net. Non-GAAP adjusted net income adjustments include share-based compensation, strategic consulting, transaction costs, formation of Covetrus expenses, separation programs and executive severance, IT infrastructure, goodwill impairment charges, capital structure-related fees, operating lease right-of-use asset impairments, managed exits from businesses we are exiting or closing, other items, net, amortization of intangible assets, and the tax effect of pretax items excluded from adjusted net income attributable to Covetrus is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances.

A reconciliation of EBITDA, adjusted EBITDA and adjusted net income to net income (loss) attributable to Covetrus, the most directly comparable GAAP financial measure, is as follows:

Non-GAAP Adjusted EBITDA and Adjusted Net Income Reconciliation (Unaudited)
	Three Months Ended
(In Millions)	September 30, 2021	September 30, 2020
Net income (loss) attributable to Covetrus	$(4)	$(35)
Plus: Depreciation and amortization	42	41
Plus: Interest expense, net	8	10
Plus: Income tax (benefit) expense	(10)	3
EBITDA	36	19
Plus: Share-based compensation	14	11
Plus: Strategic consulting (a)	2	3
Plus: Transaction costs (b)	1	1
Plus: Separation programs and executive severance	3	2
Plus: IT infrastructure	—	1
Plus: Formation of Covetrus (c)	—	4
Plus: Equity method investments and non-consolidated affiliates	1	1
Plus: Operating lease right-of-use asset impairment	—	8
Plus: France managed exit (d)	—	8
Plus: Other items, net	1	1
Non-GAAP Adjusted EBITDA	58	59
Depreciation and amortization	(42)	(41)
Amortization of acquired intangibles	34	34
Interest expense, net	(8)	(10)
Non-GAAP Adjusted income before taxes	42	42
Adjusted income tax expense (e)	(11)	(12)
Non-GAAP Adjusted net income attributable to Covetrus	$31	$30

Exhibit 99.1

(a) Includes third-party consulting services
(b) Includes legal, accounting, tax, and other professional fees incurred in connection with acquisitions and divestitures
(c) Includes professional and consulting fees, duplicative costs associated with transition service agreements, and other costs incurred in connection with the separation from Former Parent and establishing Covetrus as an independent public company
(d) Includes $7 million of severance costs and $1 million of other costs
(e) The tax effect of pretax items excluded from adjusted net income attributable to Covetrus is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances

Non-GAAP Adjusted EBITDA and Adjusted Net Income Reconciliation (Unaudited)
	Nine Months Ended
(In Millions)	September 30, 2021	September 30, 2020
Net income (loss) attributable to Covetrus	(51)	(15)
Plus: Depreciation and amortization	128	124
Plus: Interest expense, net	26	37
Plus: Income tax (benefit) expense	7	6
EBITDA	110	152
Plus: Share-based compensation	39	30
Plus: Strategic consulting (a)	16	13
Plus: Transaction costs (b)	3	8
Plus: Separation programs and executive severance	5	4
Plus: IT infrastructure (c)	—	3
Plus: Formation of Covetrus (d)	2	17
Plus: Capital structure	—	2
Plus: Equity method investment and non-consolidated affiliates (e)	2	1
Plus: Operating lease right-of-use asset impairment	—	8
Plus: France managed exit (f)	—	8
Plus (less): Other items, net (g)	4	(76)
Non-GAAP Adjusted EBITDA	181	170
Depreciation and amortization	(128)	(124)
Amortization of acquired intangibles	103	101
Interest expense, net	(26)	(37)
Non-GAAP Adjusted income before taxes	130	110
Adjusted income tax expense (h)	(34)	(30)
Non-GAAP Adjusted net income attributable to Covetrus	96	80

(a) Primarily related to third-party consulting services. Included within this line item are variable performance fees earned for services rendered under a third-party consulting agreement. This agreement was amended in April 2021 and, in connection with such amendment, the services were completed and fees were fully accrued for as of June 30, 2021
(b) Includes legal, accounting, tax, and other professional fees incurred in connection with acquisitions and divestitures
(c) Includes certain IT infrastructure expenses necessary to establish ourselves as a newly public company
(d) Includes professional and consulting fees, duplicative costs associated with transition service agreements, and other costs incurred in connection with the separation from Former Parent and establishing Covetrus as an independent public company
(e) Includes the proportionate share of the adjustments to EBITDA of consolidated and non-consolidated affiliates where Covetrus ownership is less than 100%
(f) Includes $7 million of severance costs and $1 million of other costs
(g) The nine months ended September 30, 2020 includes a $72 million gain on the divestiture of scil and a $1 million gain on the deconsolidation of SAHS
(h) The tax effect of pretax items excluded from adjusted net income attributable to Covetrus is computed using a statutory tax rate after taking into account the impact of permanent differences and valuation allowances

Non-GAAP Free Cash Flow (Unaudited)

Free cash flow is a non-GAAP financial measure and should be considered in addition to, but not as a substitute for, the information provided in accordance with GAAP. Free cash flow is the cash the Company generates through its operations, less the cost of expenditures on property and equipment. The

Exhibit 99.1

Company believes that it is an important measurement since it shows how efficient a company is at generating cash.

Non-GAAP Free Cash Flow (Unaudited)	Three Months Ended September 30,
(In millions)	2021	2020
Net cash provided by (used for) operating activities	$59	$(43)
Less: Purchases of property and equipment	(14)	(16)
Non-GAAP Free cash flow	$45	$(59)

Non-GAAP Free Cash Flow (Unaudited)	Nine Months Ended September 30,
(In millions)	2021	2020
Net cash provided by (used for) operating activities	$58	$11
Less: Purchases of property and equipment	(38)	(40)
Non-GAAP Free cash flow	$20	$(29)

Investor Contact:
Nicholas Jansen
nicholas.jansen@covetrus.com
(207) 550-8106

Media Contact:
Mona Downey
mona.downey@covetrus.com